PRICING SUPPLEMENT Dated February 13, 2020 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-225551 (To Prospectus dated October 31, 2018 and Product Supplement dated October 31, 2018)

UBS AG $1,500,000 Trigger Callable Contingent Yield Notes

Linked to the least performing of the common stock of Apple Inc., the common stock of Amazon.com, Inc., the Class A common stock of Alphabet Inc. and the common stock of Microsoft Corporation due February 19, 2021

Investment Description

UBS AG Trigger Callable Contingent Yield Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the common stock of Apple Inc., the common stock of Amazon.com, Inc., the Class A common stock of Alphabet Inc. and the common stock of Microsoft Corporation (each, an "underlying asset" and together, the "underlying assets"). If the closing level of each underlying asset is equal to or greater than its coupon barrier on the applicable coupon observation date, UBS will pay you a contingent coupon on the related coupon payment date. If the closing level of any underlying asset is less than its coupon barrier, no contingent coupon will be paid for that coupon payment date. UBS may elect to call the Notes in whole, but not in part (an “issuer call”), regardless of the closing levels of the underlying assets, on any coupon observation date (quarterly) other than the final valuation date. If UBS elects to call the Notes prior to maturity, UBS will pay you on the coupon payment date corresponding to such coupon observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Notes, in addition to any contingent coupon otherwise due. If UBS does not elect to call the Notes and a trigger event occurs, UBS will deliver to you a number of shares of the underlying asset with the lowest underlying return (the “least performing underlying asset”) per Note equal to its share delivery amount, which will be equal to the quotient of (i) the principal amount divided by (ii) its initial level, the value of which is expected to be worth significantly less than your principal amount, resulting in a loss of a significant portion or all of your initial investment. Any fractional share included in the share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level of the least performing underlying asset, and, for the avoidance of doubt, if the share delivery amount of the least performing underlying asset is less than 1.0000, at maturity you will receive an amount in cash per Note, if anything, based on the cash value of such share delivery amount. A “trigger event” is deemed to have occurred if the closing level of any underlying asset is less than its downside threshold on the “trigger observation date”, which is the final valuation date. Investing in the Notes involves significant risks. You will lose a significant portion or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may not receive a significant portion or all of the contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying asset on each coupon observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of any other underlying asset. UBS may elect to call the Notes prior to maturity at its discretion on any coupon observation date (quarterly, other than the final valuation date) regardless of the performance of the underlying assets. Higher contingent coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations you may not receive any amounts or shares owed to you under the Notes and you could lose all of your initial investment.

Features

•	Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on a coupon payment date if the closing level of each underlying asset is equal to or greater than its coupon barrier on the applicable coupon observation date (including the final valuation date). Otherwise, if the closing level of any underlying asset is less than its coupon barrier on the applicable coupon observation date, no contingent coupon will be paid for the relevant coupon payment date.
•	Issuer Callable — UBS may elect to call the Notes (an “issuer call”), on any coupon observation date (quarterly) other than the final valuation date, regardless of the closing levels of the underlying assets on such coupon observation date. If the Notes are called, on the call settlement date UBS will pay you a cash payment per Note equal to your principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes on an observation date, UBS will deliver written notice to the trustee.
•	Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If, by maturity, the Notes have not been called and a trigger event has not occurred, UBS will repay you the principal amount per Note at maturity. If, however, a trigger event has occurred, UBS will deliver to you a number of shares of the least performing underlying asset equal to its share delivery amount, the value of which is expected to be worth significantly less than the principal amount, resulting in a loss of a significant portion or all of your initial investment. Specifically, the percentage loss on your initial investment as of the final valuation date will be equal to the percentage decline in the least performing underlying asset from its initial level to its final level. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	February 13, 2020
Settlement Date*	February 20, 2020
Coupon Observation Dates**	Quarterly (see page 4)
Final Valuation Date**	February 16, 2021
Maturity Date**	February 19, 2021

*	We expect to deliver the Notes against payment on the fourth business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have the same downside market risk as the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to the Notes we are offering.

Underlying Asset	Bloomberg Ticker	Contingent Coupon Rate	Initial Levels	Downside Thresholds	Coupon Barriers	Share Delivery Amount(1)	CUSIP	ISIN
Common stock of Apple Inc.	AAPL	12.50% per annum	$324.87	$227.41, which is 70.00% of the Initial Level	$227.41, which is 70.00% of the Initial Level	3.0782	90270K4H9	US90270K4H98
Common stock of Amazon.com, Inc.	AMZN		$2,149.87	$1,504.91, which is 70.00% of the Initial Level	$1,504.91, which is 70.00% of the Initial Level	0.4651
Class A common stock of Alphabet Inc.	GOOGL		$1,513.39	$1,059.37, which is 70.00% of the Initial Level	$1,059.37, which is 70.00% of the Initial Level	0.6608
Common stock of Microsoft Corporation	MSFT		$183.71	$128.60, which is 70.00% of the Initial Level	$128.60, which is 70.00% of the Initial Level	5.4434

(1) With respect to each underlying asset, equal to $1,000 divided by its initial level. If you receive the share delivery amount of the least performing underlying asset at maturity, any fractional share included in such share delivery amount will be paid in cash at an amount equal to the product of the fractional share and the final level of the least performing underlying asset and, for the avoidance of doubt, if such share delivery amount is less than 1.0000, at maturity you will receive an amount in cash per Note, if anything, based on the cash value of such share delivery amount. With respect to each underlying asset, the share delivery amount is subject to adjustments in the case of certain corporate events described in the accompanying product supplement under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset.”

The estimated initial value of the Notes as of the trade date is $982.60. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” beginning on page 6 of this document.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated October 31, 2018, the accompanying prospectus and this document. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the common stock of Apple Inc., the common stock of Amazon.com, Inc., the Class A common stock of Alphabet Inc. and the common stock of Microsoft Corporation	$1,500,000.00	$1,000.00	$18,450.00	$12.30	$1,481,550.00	$987.70
(1)	Certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may have agreed to purchase Notes from a third party dealer at a purchase price of at least $987.50 per principal amount of the Notes, and such third party dealer, with respect to sales made to such registered investment advisers, may have agreed to forgo some or all of the underwriting discount.
(2)	Our affiliate, UBS Securities LLC, will receive an underwriting discount of up to $12.50 per principal amount for each Note sold in this offering. UBS Securities LLC has agreed to resell the Notes to one or more third-party dealers at a discount from the issue price to public equal to the full underwriting discount received. Certain of such third-party dealers may have agreed to resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to $12.50 per Note. The per Note underwriting discount and proceeds to UBS AG indicated in the above table reflect the average of the per Note underwriting discounts, which was variable and fluctuated depending on market conditions at the time UBS established its hedge on or prior to the trade date. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein.
UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.
You may access these documents on the SEC website at www.sec.gov as follows:
• Market-Linked Securities product supplement dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
• Prospectus dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Callable Contingent Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated October 31, 2018.
This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors with respect to an investment in the Notes.
If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.
UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets and that you will be exposed to the individual market risk of each underlying asset on the specified coupon observation dates and that you may lose a significant portion or all of your initial investment if the closing level of any underlying asset is less than its downside threshold on the trigger observation date.
•	You are willing to make an investment that may have the same downside market risk as that of an investment in the least performing underlying asset.
•	You can tolerate receiving the share delivery amount of the least performing underlying asset at maturity, the value of which is expected to be worth less than your principal amount, resulting in a loss of a significant portion or all of your initial investment.
•	You are willing to receive no contingent coupons and believe the closing level of each underlying asset will be equal to or greater than its coupon barrier on each coupon observation date and equal to or greater than its downside threshold on the trigger observation date.
•	You can accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset and the risks of investing in securities with a return based on the performance of multiple underlying assets.
•	You understand and accept that you will not participate in any appreciation of any underlying asset and that your potential return is limited to any contingent coupons.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.
•	You are willing to invest in the Notes based on the contingent coupon rate, downside thresholds and coupon barriers specified on the cover hereof.
•	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying assets.
•	You are willing to invest in Notes that UBS may elect to call early and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.
•	You understand and are willing to accept the single equity risks associated with the underlying assets.
•	You are willing to assume the credit risk of UBS for all payments and deliveries under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
•	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the specified coupon observation dates and that you may lose a significant portion or all of your initial investment if the closing level of any underlying asset is less than its downside threshold on the trigger observation date.
•	You require an investment designed to provide a full return of principal at maturity.
•	You are not willing to make an investment that may have the same downside market risk as that of an investment in the least performing underlying asset.
•	You cannot tolerate receiving the share delivery amount of the least performing underlying asset at maturity, the value of which is expected to be worth less than your principal amount and, in extreme situations, may be worthless.
•	You are unwilling to receive no contingent coupons and believe the closing level of at least one underlying asset will decline during the term of the Notes and is likely to be less than its coupon barrier on each coupon observation date or that the closing level of any underlying asset will be less than its downside threshold on the trigger observation date.
•	You cannot accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset or the risks of investing in securities with a return based on the performance of multiple underlying assets.
•	You seek an investment that participates in the full appreciation of the levels of the underlying assets or that has unlimited return potential.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.
•	You are unwilling to invest in the Notes based on the contingent coupon rate, downside thresholds or coupon barriers specified on the cover hereof.
•	You seek guaranteed current income from this investment or prefer to receive any dividends paid on the underlying assets.
•	You are unable or are unwilling to invest in Notes that UBS may elect to call early, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
•	You do not understand or are unwilling to accept the single equity risks associated with the underlying assets.
•	You are unwilling to assume the credit risk of UBS for all payments and deliveries under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets ” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Final Terms

Issuer:	UBS AG London Branch
Principal Amount:	$1,000.00 per Note
Term:	Approximately 12 months, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the coupon observation dates (including the final valuation date) and the trigger observation date, as well as the related coupon payment dates (including the maturity date) to ensure that the stated term of the Notes remains the same.
Underlying Assets:	The common stock of Apple Inc., the common stock of Amazon.com, Inc., the Class A common stock of Alphabet Inc. and the common stock of Microsoft Corporation
Contingent Coupon & Contingent Coupon Rate:

If the closing level of each underlying asset is equal to or greater than its coupon barrier on any coupon observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such coupon observation date on the corresponding coupon payment date.

If the closing level of any underlying asset is less than its coupon barrier on any coupon observation date (including the final valuation date), the contingent coupon applicable to such coupon observation date will not accrue or be payable and UBS will not make any payment to you on the corresponding coupon payment date.

The contingent coupon is a fixed amount based upon equal quarterly installments at a per annum rate (the “contingent coupon rate”). The table below sets forth the contingent coupon amount that would be applicable to each coupon observation date on which the closing level of each underlying asset is equal to or greater than its coupon barrier.

Contingent Coupon Rate	12.50%
Contingent Coupon	$31.25
Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any coupon observation date on which the closing level of any underlying asset is less than its coupon barrier.

Trigger Event:

A trigger event is deemed to have occurred if the closing level of any underlying asset is less than its downside threshold on the trigger observation date.

In such a case, you will receive the share delivery amount of the least performing underlying asset, the value of which is expected to be worth significantly less than the principal amount, resulting in a loss of a significant portion or all of your initial investment. Specifically, the percentage loss on your initial investment as of the final valuation date will be equal to the percentage decline in the least performing underlying asset from its initial level to its final level.

Trigger Observation Date(s):(1)	The final valuation date.
Issuer Call Feature:	UBS may elect to call the Notes in whole, but not in part, on any coupon observation date (quarterly) other than the final valuation date, regardless of the closing levels of the underlying assets on such coupon observation date.

If UBS elects to call the Notes, UBS will pay you on the coupon payment date corresponding to such coupon observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due (the “call settlement amount”), and no further payments will be made on the Notes. Before UBS elects to call the Notes on a coupon observation date, UBS will deliver written notice to the trustee.

Payment at Maturity (per Note):

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If UBS does not call the Notes and a trigger event occurs, UBS will deliver to you a number of shares of the least performing underlying asset (with cash paid in lieu of any fractional share), equal to:

Share Delivery Amount of the Least Performing Underlying Asset

In such a case, you will receive the share delivery amount of the least performing underlying asset, the value of which is expected to be worth significantly less than the principal amount, resulting in a loss of a significant portion or all of your initial investment. Specifically, the percentage loss on your initial investment as of the final valuation date will be equal to the percentage decline in the least performing underlying asset from its initial level to its final level.

Share Delivery Amount (per Note):(2)

With respect to each underlying asset, a number of shares of such underlying asset equal to quotient, observed to four decimal places, of (i) the principal amount divided by (ii) its initial level.

Any fractional share included in the share delivery amount of the least performing underlying asset will be paid in cash at an amount equal to the product of the fractional share and the final level of the least performing underlying asset. For the avoidance of doubt, if the share delivery amount of the least performing underlying asset is less than 1.0000, at maturity you will receive an amount in cash per Note, if anything, based on the cash value of such share delivery amount.

Underlying Return:	For each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Asset:	The underlying asset with the lowest underlying return as compared to any other underlying assets.
Downside Threshold:(2)	For each underlying asset, a specified level of the underlying asset that is less than its initial level, equal to a percentage of its initial level, as indicated on the cover hereof.
Coupon Barrier:(2)	For each underlying asset, a specified level of the underlying asset that is less than its initial level, equal to a percentage of the initial level, as indicated on the cover hereof.
Initial Level:(2)	The closing level of each underlying asset on the trade date, as specified on the cover hereof.
Final Level:(2)	The closing level of each underlying asset on the final valuation date.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)	As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.

2

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.
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Quarterly

If the closing level of each underlying asset is equal to or greater than its coupon barrier on any coupon observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such coupon observation date on the corresponding coupon payment date.

If the closing level of any underlying asset is less than its coupon barrier on any coupon observation date (including the final valuation date), the contingent coupon applicable to such coupon observation date will not accrue or be payable and UBS will not make any payment to you on the corresponding coupon payment date.

UBS may elect to call the Notes in whole, but not in part, on any coupon observation date (quarterly) other than the final valuation date, regardless of the closing levels of the underlying assets on such coupon observation date.

If UBS elects to call the Notes, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the applicable coupon observation date. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

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Maturity Date

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If UBS does not call the Notes and a trigger event occurs, UBS will deliver to you a number of shares of the least performing underlying asset per Note (with cash paid in lieu of any fractional share), equal to:

Share Delivery Amount of the Least Performing Underlying Asset

In such a case, you will receive the share delivery amount of the least performing underlying asset, the value of which is expected to be worth significantly less than the principal amount, resulting in a loss of a significant portion or all of your initial investment. Specifically, the percentage loss on your initial investment as of the final valuation date will be equal to the percentage decline in the least performing underlying asset from its initial level to its final level.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will lose a significant portion or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may not receive a significant portion or all of the contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying asset on each coupon observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. UBS may elect to call the Notes at its discretion (quarterly, other than the final valuation date) regardless of the performance of the underlying assets. If UBS does not elect to call the Notes and a trigger event occurs, you will lose a significant portion or all of your initial investment at maturity.

3

Coupon Observation Dates(1) and Coupon Payment Dates(1)(2)

Coupon Observation Dates	Coupon Payment Dates
May 13, 2020	May 18, 2020
August 13, 2020	August 18, 2020
November 13, 2020	November 18, 2020
Final Valuation Date	Maturity Date
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)	3 business days following each coupon observation date, except that the coupon payment date for the final valuation date is the maturity date.

4

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the least performing underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

•	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If UBS does not elect to call the Notes, UBS will repay you the principal amount of your Notes in cash only if a trigger event does not occur and will only make such payment at maturity. If UBS does not elect to call the Notes and a trigger event occurs, UBS will deliver to you the share delivery amount of the least performing underlying asset at maturity for each Note that you own (with cash paid in lieu of any fractional share), the value of which is expected to be worth significantly less than your principal amount, resulting in a loss of a significant portion or all of your initial investment. If you receive the share delivery amount, the percentage loss on your initial investment as of the final valuation date will be equal to the percentage decline in the level of the least performing underlying asset from its initial level to its final level. Additionally, if UBS does not elect to call the Notes and a trigger event occurs, any decline in the level of the least performing underlying asset during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had UBS instead paid you the cash value of the share delivery amount of the least performing underlying asset as of the final valuation date.
•	The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at such time is equal to or greater than its downside threshold.
•	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. If the closing level of any underlying asset is less than its respective coupon barrier on a coupon observation date, UBS will not pay you the contingent coupon applicable to such coupon observation date. This will be the case even if the closing levels of the other underlying assets are equal to or greater than their respective coupon barriers on that coupon observation date. If the closing level of any underlying asset is less than its coupon barrier on each coupon observation date, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupons coincides with a period of greater risk of principal loss on your Notes.
•	Your potential return on the Notes is limited to any contingent coupons and you will not participate in any appreciation of any underlying asset — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of any appreciation of any underlying asset. In addition, your return on the Notes will vary based on the number of coupon observation dates, if any, on which the requirements of the contingent coupon have been met prior to maturity or an issuer call. Because UBS may elect to call the Notes as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if UBS elects to call the Notes, you will not receive any contingent coupons or any other payment in respect of any coupon payment date after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If UBS does not elect to call the Notes, you may be subject to the decline of the least performing underlying asset even though you cannot participate in any appreciation in the level of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the underlying assets. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying asset.
•	A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, coupon barriers and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of an underlying asset could be less than its coupon barrier on the coupon observation dates and that the final level of an underlying asset could be less than its respective downside threshold on the trigger observation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or coupon barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or coupon barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.
•	UBS may elect to call the Notes and the Notes are subject to reinvestment risk — UBS may elect to call the Notes at its discretion on each coupon observation date (quarterly) prior to the maturity date. If UBS elects to call your Notes early, you will no longer have the opportunity to receive any contingent coupons after the applicable call settlement date. The first call settlement date occurs after approximately three months and therefore you may not have the opportunity to receive any contingent coupons after approximately three months. In the event UBS elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. Further, UBS’ right to call the Notes may also adversely impact your ability to sell your Notes in the secondary market.
It is more likely that UBS will elect to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar contingent coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes. UBS is less likely to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are less than the interest that would be payable on other comparable instruments issued by UBS, which includes when the level of any of the underlying assets is less than its coupon barrier. Therefore, the Notes are more likely to remain outstanding when the expected amount payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.
•	An investment in Notes with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features — Because of the issuer call and contingent coupon features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the contingent coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent coupon rate and UBS elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
•	You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you may receive a negative return based on the share delivery amount of the least performing underlying asset if the closing level of any underlying asset is less than its downside threshold on the trigger observation date, even if the underlying return of any other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

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•	Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets or a single underlying asset — The risk that you will not receive any contingent coupons and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of fewer underlying assets or a single underlying asset. With more underlying assets, it is more likely that the closing level or final level of any underlying asset will be less than its coupon barrier or downside threshold on any coupon observation date or the final valuation date (which is also the trigger observation date), respectively, than if the Notes were linked to fewer underlying assets or a single underlying asset.
In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a closing level or final level, as applicable, that is less than its coupon barrier or downside threshold, as applicable. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent coupon rate, downside thresholds and coupon barriers are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent coupon rate and lower downside thresholds and coupon barriers are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or a trigger event will occur is even greater despite a lower downside threshold and coupon barrier. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.
•	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts or shares owed to you under the terms of the Notes and you could lose all of your initial investment.
•	Single equity risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets. The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset and their issuers (each, an "underlying asset issuer"), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset issuers and the underlying assets for your Notes. For additional information regarding the underlying asset issuers, please see “Information about the Underlying Assets” herein and the underlying asset issuers’ SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuers with the SEC.
•	Fair value considerations.
o	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth herein. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels and volatility of the underlying assets, the correlation among the underlying assets, any expected dividends of the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
•	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statement — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

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o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the underlying assets; the volatility of the underlying assets; the correlation among the underlying assets; the dividend rate paid on the underlying assets, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether each of the underlying assets is currently or has been less than its coupon barrier; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

•	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the closing level of each underlying asset will be equal to or greater than its coupon barrier on each coupon observation date or, if UBS does not elect to call the Notes, that a trigger event will not occur. The level of each underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuers. You should be willing to accept the downside risks of owning equities in general and the underlying assets in particular, and the risk of losing a significant portion or all of your initial investment.
•	The calculation agent can make antidilution and reorganization adjustments that affect the payment and/or delivery to you at maturity — For antidilution and reorganization events affecting an underlying asset, the calculation agent may make adjustments to its initial level, share delivery amount, coupon barrier, downside threshold and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect an underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and any payment and/or delivery at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. Following certain reorganization events relating to an underlying asset issuer where such issuer is not the surviving entity, the determination as to whether the contingent coupon is payable to you on any coupon payment date or the amount you receive at maturity may be based on the equity security of a successor to such underlying asset issuer in combination with any cash or any other assets distributed to holders of such underlying asset in such reorganization event. If an underlying asset issuer becomes subject to (i) a reorganization event whereby such underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) such underlying asset is delisted or otherwise suspended from trading, the determination as to whether the contingent coupon is payable to you on any coupon payment date or the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and any payment and/or delivery at maturity. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
•	There is no affiliation between the underlying asset issuers and UBS, and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying asset issuers. However, we and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuers. However, we are not affiliated with the underlying asset issuers and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and the underlying asset issuers. The underlying asset issuers are not involved in the Notes offered hereby in any way and have no obligation of any sort with respect to your Notes. The underlying asset issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, or any amounts payable and/or deliverable on, your Notes.
•	Potential UBS impact on the underlying assets — Trading or transactions by UBS or its affiliates in the underlying assets, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying assets, may adversely affect the levels of the underlying assets and, therefore, the market value of, or any amounts payable and/or deliverable on, the Notes.
•	Potential conflict of interest — UBS and its affiliates may engage in business with an underlying asset issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. Moreover, UBS may elect to call the Notes pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the Notes, such as, but not limited to, those described above under “— UBS may elect to call the Notes and the Notes are subject to reinvestment risk” and “— An investment in Notes with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and any payment and/or delivery at maturity of the Notes, based on observed levels of the underlying assets. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying asset (and therefore the settlement date, the related coupon payment date or the maturity date, as applicable), on the trade date, any coupon observation date, any trigger observation date or the final valuation date, respectively, if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent coupon rate, downside thresholds, coupon barriers and share delivery amount, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
•	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets to which the Notes are linked.
•	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

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•	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all or some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
•	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 12 months
Contingent Coupon Rate:	6.00% per annum (or 1.50% per quarter)
Contingent Coupon:	$15.00 per quarter
Coupon Observation Dates:	Quarterly
Trigger Observation Date:	Final Valuation Date

Initial Level:
Underlying Asset A	$300.00
Underlying Asset B	$2,000.00
Underlying Asset C	$1,500.00
Underlying Asset D	$200.00

Downside Threshold:
Underlying Asset A	$210.00 (which is 70.00% of the initial level)
Underlying Asset B	$1,400.00 (which is 70.00% of the initial level)
Underlying Asset C	$1,050.00 (which is 70.00% of the initial level)
Underlying Asset D	$140.00 (which is 70.00% of the initial level)

Coupon Barrier:
Underlying Asset A	$210.00 (which is 70.00% of the initial level)
Underlying Asset B	$1,400.00 (which is 70.00% of the initial level)
Underlying Asset C	$1,050.00 (which is 70.00% of the initial level)
Underlying Asset D	$140.00 (which is 70.00% of the initial level)

Share Delivery Amount:*
Underlying Asset A	3.3333
Underlying Asset B	0.5000
Underlying Asset C	0.6667
Underlying Asset D	5.0000

*For the avoidance of doubt, if the share delivery amount of the least performing underlying asset is less than 1.0000, at maturity you will receive an amount in cash per Note, if anything, based on the cash value of such share delivery amount.

Example 1 — On the first potential Call Settlement Date, UBS calls the Notes.

Date	Closing Level	Payment (per Note)
First Coupon Observation Date	Underlying Asset A: $230.00 (equal to or greater than Coupon Barrier) Underlying Asset B: $1,600.00 (equal to or greater than Coupon Barrier)	$15.00 (Call Settlement Amount)
Underlying Asset C: $1,200.00 (equal to or greater than Coupon Barrier)
Underlying Asset D: $200.00 (equal to or greater than Coupon Barrier)
	Total Payment:	$1,015.00 (a 1.50% total return)

Because UBS elects to call the Notes after the first coupon observation date, UBS will pay on the call settlement date a total of $1,015.00 per Note (reflecting your principal amount plus the applicable contingent coupon), for a 1.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — On the fifth potential Call Settlement Date, UBS calls the Notes.

Date	Closing Level	Payment (per Note)
First through Second Coupon Observation Dates	Underlying Asset A: Various (all equal to or greater than Coupon Barrier) Underlying Asset B: Various (all equal to or greater than Coupon Barrier)	$30.00 (Aggregate Contingent Coupons)
Underlying Asset C: Various (all equal to or greater than Coupon Barrier)
Underlying Asset D: Various (all equal to or greater than Coupon Barrier)
Third Coupon Observation Date	Underlying Asset A: $235.00 (equal to or greater than Coupon Barrier) Underlying Asset B: $1,650.00 (equal to or greater than Coupon Barrier)	$1,015.00 (Call Settlement Amount)
Underlying Asset C: $1,210.00 (equal to or greater than Coupon Barrier)
Underlying Asset D: $180.00 (equal to or greater than Coupon Barrier)
	Total Payment:	$1,045.00 (a 4.50% total return)

Because UBS elects to call the Notes after the third coupon observation date, UBS will pay on the call settlement date a total of $1,015.00 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $30.00 received in respect of the prior coupon observation dates, you will have received a total of $1,045.00, a 4.50% total return on the Notes. You will not receive any further payments on the Notes.

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Example 3 — UBS does NOT call the Notes and a Trigger Event does not occur.

Date	Closing Level	Payment (per Note)
First Coupon Observation Date	Underlying Asset A: $305.00 (equal to or greater than Coupon Barrier) Underlying Asset B: $1,900.00 (equal to or greater than Coupon Barrier)	$15.00 (Contingent Coupon)
	Underlying Asset C: $1,270.00 (equal to or greater than Coupon Barrier)
	Underlying Asset D: $170.00 (equal to or greater than Coupon Barrier)
Second through Third Coupon Observation Dates	Underlying Asset A: Various (all equal to or greater than Coupon Barrier) Underlying Asset B: Various (all less than Coupon Barrier)	$0.00
Underlying Asset C: Various (all equal to or greater than Coupon Barrier)
Underlying Asset D: Various (all equal to or greater than Coupon Barrier)
Final Valuation Date	Underlying Asset A: $240.00 (equal to or greater than Coupon Barrier and Downside Threshold) Underlying Asset B: $1,620.00 (equal to or greater than Coupon Barrier and Downside Threshold)	$1,015.00 (Payment at Maturity)
Underlying Asset C: $1,200.00 (equal to or greater than Coupon Barrier and Downside Threshold)
Underlying Asset D: $200.00 (equal to or greater than Coupon Barrier and Downside Threshold)
	Total Payment:	$1,030.00 (a 3.00% total return)

Because UBS does not elect to call the Notes and the final level of each underlying asset is equal to or greater than its downside threshold, a trigger event has not occurred. At maturity, UBS will pay a total of $1,015.00 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $15.00 received in respect of the prior coupon observation dates, UBS will have paid a total of $1,030.00, a 3.00% total return on the Notes.

Example 4 — UBS does NOT call the Notes and a Trigger Event occurs.

Date	Closing Level	Payment (per Note)
First Coupon Observation Date	Underlying Asset A: $280.00 (equal to or greater than Coupon Barrier) Underlying Asset B: $1,750.00 (equal to or greater than Coupon Barrier)	$15.00 (Contingent Coupon)
Underlying Asset C: $1,255.00 (equal to or greater than Coupon Barrier)
Underlying Asset D: $255.00 (equal to or greater than Coupon Barrier)
Second through Third Coupon Observation Dates	Underlying Asset A: Various (all equal to or greater than Coupon Barrier) Underlying Asset B: Various (all less than Coupon Barrier) Underlying Asset C: Various (all equal to or greater than Coupon Barrier) Underlying Asset D: Various (all equal to or greater than Coupon Barrier)	$0.00
Final Valuation Date

Underlying Asset A: $305.00 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Asset B: $2,100.00 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Asset C: $1,600.00 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Asset D: $100.00 (less than Coupon Barrier and Downside Threshold)

Share Delivery Amount of the Least Performing Underlying Asset = 5.0000 x $100.00 = $500.00* (Value of Share Delivery Amount)
	Total Payment:	$515.00 (a 48.50% loss)

Because UBS does not elect to call the Notes and the final level of underlying asset D is less than its downside threshold, a trigger event occurs. Therefore, at maturity, UBS will deliver the share delivery amount of the least performing underlying asset (with an amount of cash in lieu of any fractional share, if applicable, equal to the product of the fractional share and its final level). When added to the contingent coupon of $15.00 received in respect of the prior observation dates, the value of the share delivery amount and contingent coupons received from UBS would be worth, as of the valuation date, a total of $515.00 for a loss on the Notes of 48.50%.

* Represents the approximate cash value of the share delivery amount of the least performing underlying asset on the final valuation date. Because the Notes are physically settled, the actual value received and the total return on the Notes at maturity depends on the level of the least performing underlying asset on the maturity date.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investors should note that, in the event that the final level of any underlying asset is less than the downside threshold, any decline in the level of the least performing underlying asset during the period between the final valuation date and the maturity date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the share delivery amount of the least performing underlying asset.

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Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If UBS does not elect to call the Notes and a trigger event occurs, you may lose a significant portion or all of your initial investment. Specifically, the percentage loss on your initial investment as of the final valuation date will be equal to the percentage decline in the least performing underlying asset from its initial level to its final level.

You will be exposed to the market risk of each underlying asset on each coupon observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. UBS may elect to call the Notes at its discretion on any coupon observation date (quarterly) other than the final valuation date, regardless of the performance of the underlying assets.

Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts or shares owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation in to each underlying asset.

Included on the following pages is a brief description of each underlying asset issuer. This information has been obtained from publicly available sources. Set forth below are graphs that illustrate the past performance for each underlying asset. We obtained the historical performance information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying asset as an indication of future performance.

Each underlying asset is registered under Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying asset issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, accessories, networking solutions, and third-party digital content and applications. Information filed by Apple with the SEC can be located by reference to its SEC file number 001-36743, or its CIK Code: 0000320193. Apple’s website is apple.com. Apple’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Apple’s common stock for the period from January 1, 2010 through February 13, 2020, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Apple’s common stock on February 13, 2020 was $324.87. The dotted line represents its coupon barrier and its downside threshold of $227.41, which is equal to 70.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. (“Amazon”) is an online retail company offering a variety of products sold by Amazon and third parties. Amazon also manufactures and sells electronic devices, including Kindle e-readers, Fire tablets, Fire TVs and Echo. Information filed by Amazon with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s website is amazon.com. Amazon’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMZN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Amazon’s common stock for the period from January 1, 2010 through February 13, 2020, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Amazon’s common stock on February 13, 2020 was $2,149.87. The dotted line represents its coupon barrier and its downside threshold of $1,504.91, which is equal to 70.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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Alphabet Inc.

According to publicly available information, Alphabet Inc. (“Alphabet”) is a parent holding company of Google Inc. that provides web-based search, advertisements, maps, software applications, mobile operating systems, consumer content, enterprise solutions, commerce and hardware products. Until April 2, 2014, Google Inc.’s Class A common stock traded under the ticker “GOOG”. In January 2014, Google Inc.’s board of directors approved the creation and distribution of a Class C capital stock as a dividend to holders of Google Inc.’s Class A and Class B common stock. The dividend had a record date of March 27, 2014 and a payment date of April 2, 2014. On April 3, 2014, Google Inc.’s Class C capital stock began regular trading under the ticker “GOOG” and Class A common stock began trading under the ticker “GOOGL”. Each share of Google Inc.’s Class A common stock carries one vote and each share of Google Inc.’s Class C capital stock does not carry any votes. On October 2, 2015, Alphabet became the successor issuer to, and parent holding company of, Google Inc. On October 5, 2015, Alphabet’s Class C capital stock commenced trading on The NASDAQ Global Select Market under the symbol “GOOG” previously used by Google Inc.’s Class C capital stock and Alphabet’s Class A common stock also commenced trading on the NASDAQ Global Select Market under the symbol “GOOGL” previously used by Google Inc.’s Class A capital stock. Accordingly, the underlying asset has a limited historical performance. Information filed by Alphabet with the SEC can be located by reference to its SEC file number: 001-36380, or its CIK Code: 0001288776. Alphabet’s website is abc.xyz. Alphabet’s Class A common stock is listed on The Nasdaq Global Select Market under the ticker symbol “GOOGL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Alphabet’s Class A common stock for the period from January 1, 2010 through February 13, 2020, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Alphabet’s Class A common stock on February 13, 2020 was $1,513.39. The dotted line represents its coupon barrier and its downside threshold of $1,059.37, which is equal to 70.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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Microsoft Corporation

According to publicly available information, Microsoft Corporation (“Microsoft”) is a technology company that designs, manufactures and sells devices, including computers, tables, gaming and entertainment consoles, other intelligent devices and products, including operating systems, cross-device productivity applications, server applications, business solution applications, desktop and server management tools, software development tools and video games. Information filed by Microsoft with the SEC can be located by reference to its SEC file number: 000-14278, or its CIK Code: 0000789019. Microsoft’s website is microsoft.com. Microsoft’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “MSFT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of Microsoft’s common stock for the period from January 1, 2010 through February 13, 2020, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Microsoft’s common stock on February 13, 2020 was $183.71. The dotted line represents its coupon barrier and its downside threshold of $128.60, which is equal to 70.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

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Correlation of the Underlying Assets:

The graph below illustrates the daily performance of the underlying assets from January 1, 2010 through February 13, 2020. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 1, 2010 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2010 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation among the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the closing level or final level of one of those underlying assets to be less than its coupon barrier or downside threshold on a coupon observation date, or the trigger observation date, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the closing level or final level of one or more of the underlying assets might close below its coupon barrier or downside threshold on a coupon observation date or the trigger observation date, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher contingent coupon rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential for missed contingent coupons and for a loss on your investment at maturity. See “Key Risks — A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying asset” and “— Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets or a single underlying asset” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying assets. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent coupons as ordinary income.

In addition, excluding amounts or proceeds attributable to any contingent coupons, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupons) and the amount you paid for your Notes. Such gain or loss should generally be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a coupon observation date that are attributable to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the least performing underlying asset that you may receive in connection with your investment in the Notes. If you receive the share delivery amount of the least performing underlying asset, certain adverse U.S. federal income (and other) tax consequences might apply to you. If on the maturity date you receive a number of shares of the underlying asset equal to the share delivery amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the shares of the underlying asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. In general, your holding period in shares of such underlying asset received in connection with your investment in the Notes will begin the day after you beneficially receive such shares. The IRS may treat the receipt of shares at maturity as a taxable settlement of the Notes followed by a purchase of the shares of the underlying asset pursuant to the original terms of the Notes. If the receipt of shares of such underlying asset is so treated, (i) you should recognize capital gain or loss equal to the fair market value of the shares received at such time plus the cash you receive in lieu of a fractional share and the cash previously received (and not included in income)), if any, and the amount you paid for your Note, and (ii) you should take a basis in such shares in an amount equal to their fair market value at such time. You should refer to information filed with the SEC or another governmental authority by the underlying asset issuers and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying assets.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to the discussions below with respect to Section 871(m) of the Code and FATCA, discussed below, our counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

If the Notes are physically settled by delivery to you of a number of shares of the least performing underlying asset equal to its share delivery amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares of the least performing underlying asset. You may be subject to U.S. withholding tax on U.S.-source dividends in respect of such underlying asset that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax

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consequences to "non-U.S. holders" that are set forth in the prospectus for the underlying assets.

Section 897. We will not attempt to ascertain whether any underlying asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any underlying asset issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an underlying asset issuer as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset or the Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a you enter, or have entered, into certain other transactions in respect of an underlying asset or the Notes. If you enter, or have entered, into other transactions in respect of an underlying asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the entire term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes (and any shares of the least performing underlying asset received) arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell the Notes to one or more third-party dealers at a discount from the issue price to public equal to the full underwriting discount received. Certain of such third-party dealers may have agreed to resell the Notes to other securities dealers at the issue price to the public less an underwriting discount up to the maximum underwriting discount per Note indicated on the cover hereof. The per Note underwriting discount and proceeds to UBS AG indicated in the table on the cover hereof reflect the average of the per Note underwriting discounts, which was variable and fluctuated depending on market conditions at the time UBS established its hedge on or prior to the trade date. The total underwriting discount and proceeds to UBS specified on the cover hereof reflects the total amount of the underwriting discount. Notwithstanding the variable underwriting discount described above, certain unaffiliated registered investment advisers or fee-based advisory accounts may have agreed to purchase Notes from a third-party dealer at a purchase price of at least $987.50 per principal amount of the Notes, and such third-party dealers, with respect to such sales, may have agreed to forgo some or all of the underwriting discount. Additionally, we or one of our affiliates may pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” of this document.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 28, 2019 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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